Exhibit 10.9
[ENGLISH TRANSLATION]

Partner of	InvestitionsBank des Landes Brandenburg
ZukunftsAgentur Brandenburg

Post Office Box 90 02 61 • 14438 Potsdam	Commercial Customers

First Solar Manufacturing GmbH	Christian Suske
[First Solar Manufacturing, Limited Liability Company]	Telephone: (03 31) 6 60-15 26
Executive Management	Fax: (03 31) 6 60-19 97
Rheinstraße 4 N	Email: christian.suske@ilb.de
55116 Mainz
Potsdam, July 26, 2006

Grant decision
Joint commission “Improvement of the Regional Economic Structure”
Support of the commercial economy
Application number: 80124453
Dear Sir or Madam,
Based on your application dated September 8, 2005, we approve an appropriated grant in the amount of
EUR 21,530,500.00
(in words: twenty one million five hundred thirty thousand five hundred Euros)
for the grant period from July 26, 2006 through December 31, 2009, of which 50 % is from the domestic budgetary funds of the federal government and 50 % from the budgetary funds of the state of Brandenburg on the basis
–	of §§ 23 and 44 of the Domestic Budget Act of the state of Brandenburg (LHO) and the associated administrative regulations (VV LHO),

–	of the law regarding the joint commission “Improvement of the Regional Economic Structure” dated October 6, 1969 (BGBl. [Federal Law Gazette] I, page 1861) most recently modified by the law for the modification of the joint commission dated June 24, 1991 (BGBl. [Federal Law Gazette] I, 1991, page 1336) and the directive issued on the basis of it by the state of Brandenburg for the support of the commercial economy in the context of the joint commission “Improvement of the Regional Economic Structure” (GA-G) dated March 12, 2004.
Purpose of the grant
The subsidy will serve to finance the project:
Construction of an operational site for the manufacture of solar modules at the investment location: Konrad-Zuse-Str. 1, 15236 Frankfurt (Oder)
The project is to be carried out from September 8, 2005 through June 30, 2007 (investment period). No legal claim for subsidy exists beyond this period.
The subsidized operational site is to be used by the recipient of the grant for at least 5 years after the end of the investment period.
Investment schedule for the project (in Euros)

Structural investments	31,500,000.00	Real estate acquisition	2,000,000.00
Machines/equipment	84,224,000.00	—	—
Investments subject to grant	115,724,000.00	Investments not subject to grant	2,000,000.00
Total investment	117,724,000.00
This investment schedule is substantiated in the list of investment goods enclosed as Attachment 2. Investments not subject to grant are, in particular, those that cannot be or are not capitalized, for example acquisition expenses and ancillary construction expenses, public fees and deductions, financing costs, legal, tax and commercial consultancy, price surcharges for sales between affiliated companies, motor vehicles and used assets.
Type of financing
The grant will be issued as a subsidy in the form of share financing in the amount of 18.6050430 percent of the investments subject to grant (see grant amount for the maximum amount). It is explicitly noted that additional expenses that arise are not subject to grant and therefore cannot be subsidized.
Disbursement
The grant will be disbursed within the limits of the budgetary funds available for the joint commission “Improvement of the Regional Economic Structure” as well as the specific cash position upon request on the basis of invoices already paid, deviating from number 1.4 of the ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects]. The maximum amount that will be disbursed is that which corresponds to the subsidy rate mentioned above. The disbursed amount will be rounded to 100’s of Euros. The disbursement of the remainder in the amount of 5 % of the total grant amount will provided only after submission of an auditable proof of use.
The grant will be disbursed only if the grant decision has become legally definitive. The legal validity of the grant decision can be brought forward (and the disbursement can therefore be accelerated) if you use the enclosed declaration to waive the right to file an appeal.
The right remains reserved to adjust the timing of the disbursement of the grant to the payment options granted by the state of Brandenburg to InvestitionsBank des Landes Brandenburg [Investment Bank of the State of Brandenburg].
Attachments 1 (financing schedule/special auxiliary conditions) and 2 (list of investment goods), the ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects] and the NBest-Bau [Auxiliary Conditions for Construction] are integral components of this grant decision.
Appeals instructions
An objection can be filed against this decision within one month after publication.
The objection is to be filed at
InvestitionsBank des Landes Brandenburg
[Investment Bank of the State of Brandenburg]
Steinstraße 104 — 106
14480 Potsdam
in writing or stated orally for the record.
The facts and evidence that serve as justification are to be provided.
Sincerely yours,
InvestitionsBank des Landes Brandenburg

[Investment Bank of the State of Brandenburg]

/s/ Dr. Marlon Sebbin	/s/ Elmar Kraas

Attachments
–	Attachment 1 — Financing schedule/special auxiliary conditions

–	Attachment 2 — List of investment goods

–	ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects]

–	ANBest-Bau [Auxiliary Conditions for Construction]

–	Confirmation of receipt and declaration of waiver of appeals

–	(Declaration on the acceptance of a maximum amount guarantee)

–	(Guarantee from the house bank)

–	Order for the release of funds/proof of investment

–	Instructions for disbursement

–	Instructions for audit of disbursement prerequisites

–	Interim proof

–	Proof of use (including Attachment 1)

–	Instructions for filling out the proof of use

–	Instructions for the audit of the proof of use for auditors and tax advisors

–	Evaluation of commercial equity capital (see requirement number 2.4.6)
FINANCING SCHEDULE/SPECIAL AUXILIARY CONDITIONS

Attachment 1 for the grant decision of the joint commission for support for the commercial economy
Application number: 80124453
1	Financing schedule

The following financing schedule forms the basis for this grant decision:

Source of funds	Euros
Equity capital	24,193,500.00
Joint commission subsidy	21,530,500.00
Investment allowance	23,756,000.00
House bank loans	48,244,000.00

Total	117,724,000.00

of that, the amount guaranteed by the government:

House bank loans of 48,244,000.00 Euros

2	Special auxiliary conditions

2.1	Reservation of the right to withdraw The grant decision is subject to the reservation of the right to withdraw in full or in part (reservation of the right to withdraw according to § 49 paragraph 2 number 1 in conjunction with § 36 paragraph 2 number 3 of the VwVfGBbg [Administrative Proceedings Act for the State of Brandenburg]), to the extent that budgetary economic measures make it necessary. The reservation of the right to withdraw is applicable to the extent that the implementation of the project has not yet commenced, or legal obligations that the recipient of the grant must incur for the realization of the project were not yet incurred.

Legal obligations in the above-mentioned sense are also the contracts to be attributed directly to the realization of the project for the purchase of the real estate, financing and planning expenses, expenses for contracts and options contracts that cannot be dissolved by the recipient of the grant. This also applies for portions, to the extent that the projects are divided into independent project units.

2.2	Conditions that lead to dissolution

2.2.1	The determination of the highest-possible subsidy rate of 39.30 percent took place while giving consideration to the information you provided in the financing schedule for claiming additional public financing, which pertains in particular to the investment allowance, guarantees from public funds, back-to-back guarantees, or liability discharges and loans with subsidized interest. The required 25 % unsubsidized equity share of the financing for the subsidized investments must be met. The recipient of the grant is obligated to provide notice to InvestitionsBank without delay regarding changes. If the highest-possible subsidy rate specified here is exceeded by changes to the financing, the subsidy granted decreases to a corresponding extent. In contrast, an increase in the grant by decreasing the subsidy rate is precluded.

2.2.2	If a change is subsequently established for the financing of the assets acquired by lease/installment purchase, the approved subsidy is reduced on a pro-rata basis. In this case, the portion of the subsidy already disbursed without justification is to be reimbursed with interest.

The recipient of the grant is obligated to provide notice of such changes in the financing schedule to InvestitionsBank without delay.

2.2.3	This grant decision becomes invalid if a copy of the building permit/permit according to the Federal Emissions Prevention Act, or a confirmation from the relevant authorities is not submitted to InvestitionsBank before the end of six months after its publication, from which it emerges that the approval procedure was initiated in a timely manner and the delay is not the responsibility of the recipient of the grant.

2.3	Conditions of postponement

2.3.1	This grant decision is initially effective as soon as a copy of the guarantee document for the federal/state guarantee designated under number 1 for the collateralization of the house bank loan is submitted to InvestitionsBank des Landes Brandenburg [Investment Bank of the State of Brandenburg].

2.4	Obligations

The grant decision is issued subject to the following obligations:

2.4.1	The investment project is to be started no later than within 6 months after publication of the grant decision.

2.4.2	The investment subsidy is scheduled as follows:
2008: 18,160,000.00 Euros
2009: 3,370,500.00 Euros
The partial subsidy amount provided for the respective calendar year is to be released in full no later than October 30 of the respective calendar year
in compliance with the additional release prerequisites.

If the implementation of the project, and therefore the submission of paid invoices can be carried out at an earlier point in time, an early disbursement is possible according to the requirements of the available invoices and within the limits of available domestic budgetary funds. For the purpose of managing available funds, an earlier than expected demand should be made as early as possible in the course of the year, and it should also be made known to InvestitionsBank Brandenburg in a timely manner.

If it is foreseeable that the it will not be possible to release the subsidy funds by the deadline, but still within the calendar year, then a request for an extension of the release deadline can be made (at most through the end of the calendar year).

If the subsidy funds cannot be claimed in full by the end of the current calendar year, a request that the funds be carried forward to the following calendar year can be made. If the legal domestic budgetary prerequisites are provided, this request will be approved, but in principle a legal claim to these funds no longer exists, however.

In each case, both requests are to be made prior to the expiration of the release deadline - here October 30th. Otherwise the approved grant for the respective calendar year can be withdrawn in part, effective for the future.

2.4.3	The assets subsidized by this investment subsidy must remain at the subsidized operational site at least 5 years after the end of the investment period, unless they are replaced with assets of equivalent or greater value. The subsidized assets may not be leased out during this required period of retention. This does not apply in the case of the existence of an operational split, a partnership or a consolidated company that is recognized for tax purposes. The recipient of the grant is obligated to inform InvestitionsBank if the subsidized assets are sold or leased during this required period of retention.

2.4.4	After the end of the investment period, proof of the creation and allocation of 400.00 jobs (of those, 200.00 for women) and 7.00 apprenticeships at the subsidized operational site is to be provided by the recipient of the grant. All jobs are to be continuously allocated by the recipient of the grant for a period of 5 years after the end of the investment period. Contractor jobs and jobs for independent contributors are not counted as jobs in this sense. If the newly created permanent jobs are not made available to the job market in an uninterrupted manner during a continuous period of at least 3 years after the investment period, then InvestitionsBank reserves the right to extend the 5-year monitoring period by the continuous period of the failure to provide job availability, up to a maximum of 8 years.

For the failure to fulfill the requirements specified above, we refer to your notification obligation according to number 5 of the enclosed ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects].

2.4.5	For each release of funds, a confirmation from the auditor/tax consultant regarding the existence of the necessary release prerequisites and the appropriate use of the funds, a confirmation from the house bank regarding the secured overall financing, and a current certificate of creditworthiness based on the attached template “Funds Release” are to be submitted.

2.4.6	The acceptance of guarantees as security for any claims for reimbursement is waived because the commercial equity capital of the recipient of the grant at least corresponds to the amount of the subsidy, as evidenced by the calculation attached to the decision. In the case of a subsequent decrease in the commercial equity capital below this limit within 5 years after the end of the investment period, the recipient of the grant is required to provide to InvestitionsBank without delay maximum amount guarantees from its shareholders, or alternatively a bank, in the amount of the subsidy plus 20%. This subsequent security will be waived only if the reduction of the commercial equity capital directly affects the implementation of the subsidy investment.

The recipient of the grant is obligated to provide notice to InvestitionsBank without delay regarding changes to commercial equity capital.

2.4.7	Prior to the first disbursement, the following documents are to be submitted to InvestitionsBank des Landes Brandenburg [Investment Bank of the State of Brandenburg]:
–	Confirmation from IKB Deutsche Industriebank AG [IKB German Industrial Bank Corporation] regarding the readiness of the loan for disbursement,

–	Approval according to the BImschG [Federal Emissions Prevention Act] or building permit,

–	Purchase contract for the operational real estate certified by a notary public.
2.4.8	Deviating from ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects] number 6.1, the recipient of the grant is obligated to provide evidence of the use of the funds after the end of each calendar year only if notable deviations from the original plan arise in the implementation of the project in terms of time or in the type of the composition of the investments/financing. The attached form Interim Proof is to be used for this purpose.

2.4.9	In principle, after the end of the investment period an overall proof of use is to be provided using the attached form. For the deadlines with respect to the submission of the proof of use, reference is made to number 6.1 of the ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects]. The appropriate and timely use of the subsidy funds is to be confirmed by a tax consultant/auditor by submitting the overall proof of use on the attached form.

2.4.10	If the so-called independence criteria for the recipient of the grant fails within a period of 5 years after the end of the investment period, the original share financing for the investments subject to the grant is reduced by 15%. Considered independent are companies that do not have 25 % or more of their capital or the votes in the possession of one or more companies together, which do not fulfill the requirements of the definition of small and mid-sized companies according to the Directive (EC) number 70/2001 from the Commission (published in the official journal of the European Community L 10/33 dated January 13, 2001). Small and mid-sized companies are defined as companies that employ fewer than 250 persons, have annual sales of at most 50 million Euros or an annual balance sheet total of at most 43 million Euros, and that for their part fulfill the independence criteria. Reference is made to the directive specified above for the calculation of the threshold values and exceptional circumstances.

2.4.11	Notice of a shareholder exchange or share exchange within the First Solar Group is to be provided to InvestitionsBank des Landes Brandenburg [Investment Bank of the State of Brandenburg] for the duration of the binding periods. (The German authorities are obligated to provide notice to the European Commission of each change in the shareholder or investment structure of the First Solar Group for verification of small and mid-sized company status, and to issue the corresponding documents to it.)

2.4.12	Along with the proof of use, the recipient of the grant is required to submit a confirmation from the tax consultant that the investments for which subsidy is applied were capitalized at a reasonable level in the tangible fixed assets of the tax balance sheet.

2.4.13	Giving consideration to the maximum permissible amount of aid according to the multi-sector aid framework for large investment projects according to number 24 for a project of 115,724,000.00 Euros, the project was approved for the amount 39.30% (of that, 35.00 % for expenses subject to aid in the amount of 50 million Euros, 17.50 % for expenses subject to aid in the amount of an additional 50 million Euros, and 11.90 % for expenses subject to aid in the amount of an additional 15.724 million Euros plus 15.00% (small and mid-sized company bonus) for all of the expenses subject to aid. If the permitted amount of aid is exceeded, the excess subsidy issued is to be reclaimed.

2.4.14	Both during the course of the implementation of the project and after the completion of the subsidy measures, the recipient of the grant is obligated to provide a report regarding the results of the subsidy and the additional development during the required period of retention upon request by InvestitionsBank des Landes Brandenburg [Investment Bank of the State of Brandenburg].

2.4.15	The recipient of the grant is obligated to refrain from all measures that would interfere with the proper implementation of the project and/or that would reduce its reliability. The reliability of the recipient of the grant is lacking in particular if a sufficient suspicion exists of a relevant criminal act (for example, subsidy fraud, infidelity, acts of bankruptcy) against members of the executive board or shareholders of the recipient of the grant.

2.4.16	If the estimated investment allocation cannot be realized (or cannot be realized in the amount provided) as a result of a change in the legal position, the state will replace the proportional omitted share of the investment allowance originally expected and accounted for in the financing schedule, given an appropriate change application. The possibility for the proportional increase of the grant is limited to the term of the investment period for the entire project, and is dependent on the availability of corresponding domestic budgetary funds.

2.4.17	A land register abstract for the operational real estate is to be submitted with the proof of use, from which the registration of the recipient of the grant as the owner is obvious.

2.5	Interest

With the law regarding the adjustment of administrative law requirements to electronic legal relations, passed on December 17, 2003, the Administrative Proceedings Act for the state of Brandenburg was modified by Article 1 (GVBl. [Law and Regulations Gazette] I page 298 et seq.).

Therefore, deviating from numbers 8.3 and 8.4 of the ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects], the following provisions are applicable:

According to the requirements of § 49 a paragraph 3 of the VwVfGBbg [Administrative Proceedings Act for the State of Brandenburg], the claim for reimbursement is to accumulate interest at a rate of 5 percent greater than the respectively applicable prime rate according to the BGB [German Civil Code].

If grant amounts are released early, even though other funds (for example, equity capital, grants from third parties) are to be included on a pro-rata basis and/or not used according to the disbursement prerequisites for the fulfillment of the purpose of the grant, and if the grant decision is not cancelled or withdrawn; interest in the amount of 5 percent greater than the respectively applicable prime rate according to the BGB [German Civil Code] is to be demanded at regular intervals for the period from the disbursement until the appropriate use or until the end of the day on which the established disbursement prerequisites have been provided.

2.6	Remarks

2.6.1	The grant is a subsidy in the sense of § 264 of the Criminal Code and of the Brandenburg Subsidy Act dated November 11, 1996 (GVBl. Bbg. [Law and Regulations Gazette, Brandenburg] I, number 24, page 306) in connection with §§ 2 through 6 of the Act Against Improper Claims for Subsidies (Subsidy Act) dated July 29, 1976 (BGBl. [Federal Law Gazette] I, number 93, page 2037).

Relevant to subsidies in the sense of these requirements is all information from the application, the other documents attached or yet to be provided upon request, as well as the foundations for the grant decision and the contracts yet to be entered into, on which the approval, grant, reclamation, further issuance or retention of a subsidy or a subsidy benefit are dependent. In addition, this also applies to the release of funds as well as the proof of use to be maintained.

According to § 3 of the Subsidy Act, notice is to be provided to InvestitionsBank des Landes Brandenburg [Investment Bank of the State of Brandenburg] of all changes to the circumstances indicated above that occur, or the occurrence of these circumstances. Even the failure to provide notices regarding changes to these circumstances is relevant to subsidies.

2.6.2	According to the applicable guidelines for the support of the commercial economy within the context of the joint commission “Improvement of the Regional Economic Structure” (GA-G) dated March 12, 2004, the provisions of number 3 of the ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects] and of number 1.1 of the NBest-Bau [Auxiliary Conditions for Construction] are not to be applied for the allocation of contracts.

General Auxiliary Conditions for Grants for the Promotion of Projects (ANBest-P)
published in the Official Journal for Brandenburg — Number 41 dated October 18, 2000
The ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects] contain auxiliary conditions in the sense of § 36 of the Administrative Proceedings Act (VwVfGBbg) as well as necessary explanations. They are an integral component of the grant decision, to the extent that nothing is explicitly provided otherwise in it.
Contents

No. 1	Request for and use of the grant

No. 2	Subsequent reduction of the expenses or change of the financing

No. 3	Allocation of contracts

No. 4	Objects acquired for the fulfillment of the purpose of the grant

No. 5	Notification obligations of the recipient of the grant

No. 6	Proof of use

No. 7	Audit of the use

No. 8	Reimbursement of the grant, interest
1 Request for and use of the grant
1.1 The grant may be used only for the fulfillment of the purpose specified in the grant decision. It is to be used efficiently and economically.
1.2 All revenues associated with the purpose of the grant (in particular grants, payments by third parties, and income from financial investments that accrue interest) and the equity share of the recipient of the grant are to be used as covering funds for all expenses associated with the purpose of the grant. The financing schedule is binding with respect to the overall result. The individual expense amounts may be exceeded by up to 20 percent, to the extent that the excess can be offset by corresponding savings in other expense amounts. If the overrun for an expense amount is the result of official requirements or constraints, in particular in the context of the construction law proceedings, additional deviations are permitted within the overall results for the financing schedule. Sentences 2 through 4 are not applicable for fixed-amount financing.
1.3 If personnel expenses or equipment management expenses may be paid out of the grant, and if the total expenses for the recipient of the grant are disputed primarily from governmental grants, the recipient of the grant may not place his employees in a position better than state employees with corresponding jobs. Salaries greater than those according to the BAT1 [Federal Salaried Employees Tariff Contract] or the MTL1 [General Tariff Contract for State Employees] as well as other payments above or beyond the tariff, may not be issued.
1.4 The grant may be requested only to the extent that, and not before it is required for payments due within two month after the disbursement. The request for each partial amount must include the information necessary for the determination of the funding requirement (estimated payments due less expected revenues, including grants from third parties, equity share and any available cash balances that are apportionable to the project). Apart from that, the grant may be claimed as follows:
1.4.1 for share or fixed-amount financing in each case on a pro-rata basis with any grants from other grant issuers and the provided equity and other funds from the recipient of the grants,
1.4.2 for shortfall financing if the provided equity and other funds from the recipient of the grant are consumed. If the shortfall is financed on a pro-rata basis by multiple grant issuers, the grant may be requested only on a pro-rata basis with the grants from other grant issuers.
1.5 Payments prior to the receipt of the consideration may be agreed to or made only to the extent that this is generally customary or justified by particular circumstances.
1.6 The grant decision can be withdrawn for effect in the future if it turns out that the purpose of the grant will not be achieved with the approved grant.
1.7 Claims from the grant decision may be neither assigned nor hypothecated.
2 Subsequent reduction of the expenses or change of the financing
If the expenses that can be covered by the grant according to the financing schedule decrease for the purpose of the grant after approval, if the covering funds increase, or if new covering funds arise (for example, investment allowances), then the grant decreases
2.1 for share financing, on a pro-rata basis with any grants from other grant issuers and the designated equity and other funds from the recipient of the grant,
2.2 for shortfall and complete financing, by the entire amount under consideration.
3 Allocation of contracts
During the allocation of contracts for the fulfillment of the purpose of the grant, the following requirements are to be complied with:
3.1 If the grant, or by financing multiple locations, the total amount of the grant amounts to more than 50,000 Euros,
-	upon the allocation of contracts for construction services, Section I of the Allocation and Contract Ordinance for Construction Services (VOB) and

-	upon the allocation of contracts for deliveries and services, Section I of the Contracting Rules for the Award of Public Works Contracts (VOL).
Obligations of the recipient of the grant to apply Sections 2 et seq. of the VOB/A or VOL/A or the VOF [Contracting rules for the award of independent contractor services] on the basis of § 98 of the Act Against Competitive Limitations (GWB) and the Allocation Decree (VgV), or to comply with other allocation provisions, remain unaffected. The approving authority is entitled to carry out allocation audits.
3.2 Act for the Support of Independent Contractors and Small and Mid-sized Businesses in the State of Brandenburg (BbgMFG) dated May 8, 1992 (GVBl. I page 166).
4 Objects acquired for the fulfillment of the purpose of the grant
4.1 Objects that are acquired or manufactured for the purpose of the grant are to be used for the purpose of the grant and treated with care. The recipient of the grant may not use them otherwise prior to the end of the time restriction established in the grant decision.
4.2 The recipient of the grant is required to inventory objects acquired for the fulfillment of the purpose of the grant, the acquisition or manufacturing costs of which exceed 400 Euros. To the extent the state is or becomes the owner for particular reasons, the objects are to be specially marked in the inventory as the property of the state.
5 Notification obligations of the recipient of the grant
The recipient of the grant is obligated to notify the approving authority without delay if
5.1 after the submission of the financing schedule — even after the submission of the proof of use - it applies for additional grants for the same purpose from other public offices, or receives them, or if it receives funds (additional funds, as the case may be) from third parties,
5.2 the purpose or other circumstances relevant for the approval of the grant change or no longer apply,
5.3 indications arise that the grant purpose will not be achieved, or at least not with the approved grant,

1	The tariffs applicable in the new Federal states (BAT-O [Federal Salaried Employees Tariff - East] and MTArb-O [General Tariff Contract for Employees — East]) form the standard for public service.
GE00004/valid after October 19, 2000

5.4 the released or disbursed amounts cannot be used within two months of disbursement,
5.5. objects to be inventoried within the time commitment are no longer used in a manner that corresponds to the grant purpose, or are no longer needed,
5.6 a bankruptcy proceeding regarding its assets is applied for or opened.
6. Proof of use
6.1 The proof of use for the grant is to be provided to the approving authorities within six months after fulfillment of the purpose of the grant, but no later than by the end of the sixth month following the approval period (proof of use). If the grant purpose is not fulfilled by the end of the budgetary year, an interim proof is to be provided within four months after the end of the budgetary year regarding the amounts received in this year.
6.2 The proof of use consists of a factual report and evidence in figures.
6.3 The use of the grant as well as the results achieved are to be presented in detail in the factual report.
6.4 In evidence provided in figures, the revenues and expenditures are be shown in temporal sequence and separated from one another corresponding to the classification from the financing schedule. The proof must include all revenues (grants, payments by third parties, equity funds) and expenses associated with the grant purpose. The date, recipient/payer as well as the reason and individual amount of each payment must be apparent. To the extent that the recipient of the grant has the option of deducting input tax according to § 15 of the Sales Tax Act, only earnings (prices without sales tax) may be taken into consideration.
6.5 The original vouchers (receipt and disbursement vouchers) regarding the individual payments, and the agreements regarding the allocation of contracts are to be submitted with the proof.
6.6 If a simplified proof of use is permitted, it consists of the factual report and evidence in figures, in which the receipts and disbursements are to be compiled in summary form corresponding to the classification from the financing schedule. The requirement of the submission of the supporting vouchers and contracts (number 6.5) is waived.
6.7 The interim proof (number 6.1 sentence 2) is to be provided as is the simplified proof of use.
6.8 The supporting vouchers must contain the information and attachments that are customary in business transactions, and the expense vouchers in particular must have the recipient for the payment, the reason for and the date of the payment, the proof of payment, and for objects, the purpose and an inventory notation. In addition, the supporting vouchers must contain an unambiguous classification note for the project (project number, for example). It is to be confirmed in the proof of use that the disbursements were necessary, that the transactions were efficient and effective, and that the information corresponds to the ledgers and the supporting vouchers, as the case may be.
6.9 The recipient of the grant is required to store the supporting vouchers and contracts mentioned in number 6.5 as well as all other vouchers associated with the subsidies (number 7.1 sentence 1) for five years after submission of the proof of use, to the extent that a longer storage period is not specified according to tax law or other requirements. Imaging or data media can also be used for storage. The recording and reproduction procedures must correspond to the principles of proper accounting or one of the generally permitted provisions of public administration.
6.10 If the recipient of the grant may forward funds to third parties for the fulfillment of the purpose of the grant, the interim proof and proof of use to be provided by the receiving office with respect to it are to be attached to the proof of use or interim proof according to number 6.1.
7 Audit of the use
7.1 The approving authority is entitled to demand ledgers, supporting vouchers and other business documents, and to audit the use through a local survey, or to have an audit performed by agents. The recipient of the grants is required to hold the required documents ready and to provide the necessary information. In cases of number 6.10, these rights of the approving authority are also to be stipulated with respect to third parties.
7.2 If the recipient of the grant maintains its own audit organization, the proof of use is to be audited by it in advance, and the audit is to be certified by provision of its findings.
7.3 The state court of auditors and the relevant federal government audit officials are entitled to audit the recipient of the grant and, if funds were forwarded to third parties, to audit these third parties as well.
7.4 The European Court of Auditors is entitled to audit the recipient of the grant and, if funds were forwarded to third parties, to audit these third parties as well, to the extent that the disbursements were made in whole or in part at the expense of the budget of the European Union.
8. Reimbursement of the grant, interest
8.1 The grant is to be reimbursed to the extent that a grant decision is cancelled or withdrawn with retroactive effect according to the Administrative Proceedings Act (in particular §§ 48 and 49 of the VwVfGBbg [Administrative Proceedings Act for the State of Brandenburg]) or other legal requirements, or to the extent that it becomes otherwise invalid. This applies in particular if
8.1.1 the grant was obtained by means of incorrect or incomplete information,
8.1.2 the grant is not used for the intended purpose, or is no longer used for the intended purpose,
8.1.3 a dissolving condition has occurred (for example, subsequent reduction of the disbursements or change of the financing according to number 2).
8.2 A retroactive withdrawal can also come into effect to the extent that the recipient of the grant
8.2.1 does not use the grant for the fulfillment of the purpose of the grant as soon as possible after disbursement, or
8.2.2 obligations are not fulfilled, or are not fulfilled with a set period, in particular if the prescribed proof of use is not submitted in a timely manner, and if notification obligations (number 5) are not fulfilled in a timely manner. This applies even if a proceeding is applied for or opened according to the bankruptcy system, or if the approving authority has explicitly reserved the right to withdraw in the grant decision.
8.3 The claim for reimbursement is to accrue interest according to the requirements of § 49a paragraph 3 of the VwVfGBbg [Administrative Proceedings Act for the State of Brandenburg] at 3 percent above the respectively applicable prime rate according to § 1 of the Discount Rate Transition Act (DÜG) dated June 9, 1998 (BGBl. [Federal Law Gazette] I page 1242).
8.4 If grants are not used for the fulfillment of the purpose of the grant as soon as possible after disbursement, and if the grant decision is not cancelled or withdrawn, interest in the amount of 3 percent above the respectively applicable prime rate according to § 1 of the DÜG [Discount Rate Transition Act] is typically to be demanded for the period from disbursement until appropriate use.
GE00004/valid after October 19, 2000

Auxiliary Conditions for Construction (NBest-Bau)
published in the Official Journal for Brandenburg — Number 41 dated October 18, 2000
The NBest-Bau [Auxiliary Conditions for Construction] supplement the General Auxiliary Conditions for Grants for the Promotion of Projects (ANBest-P). They contain auxiliary conditions in the sense of § 36 of the Administrative Proceedings Act (VwVfGBbg) as well as necessary explanations. They are an integral component of the grant decision, to the extent that nothing is explicitly provided otherwise in it.
Contents

No. 1	Allocation and implementation

No. 2	Construction invoice

No. 3	Proof of use
1 Allocation and implementation
1.1 The recipient of the grant is required to inform in a timely manner the construction management appointed regarding the respective intended allocation, the commencement of construction and the completion of the construction projects.
1.2 The implementation of the construction projects must correspond to the construction documents that form the basis for the approval as well as the technical and construction-law requirements.
1.3 The construction documents may be deviated from only to the extent that the deviation is not significant. A deviation is significant if it leads to a material change in the construction or space agenda, a material increase in the operating expenses, or a material overrun in the construction expenses. Significant deviations require the sanction of the approving authorities.
2 Construction invoice
2.1 The recipient of the grant is required to provide a construction invoice for each construction project. If a construction project consists of multiple construction objects/construction sections, separate construction invoices are to be provided.
2.2 The construction invoice consists of
2.2.1 Ledger of construction disbursements (divided for structural engineering according to DIN 276 Part 2; according to the requirements of the grant decision for other constructions); if the revenues and expenses for the subsidized construction are shown separately from other accounting events, corresponding directly to the proof or to the content and classification requirements of DIN 276 through supplementary records, and if they can be attached for audit of the construction invoice, then the maintenance of a separate ledger of construction disbursements can be waived with the sanction of the approving authority.
2.2.2 the supporting vouchers for the invoice, labeled and classified according to number 2.1,
2.2.3 the account receipts and status plans,
2.2.4 the contracts regarding services and deliveries together with correspondence,
2.2.5 the permits from construction supervision authorities, the inspection and acceptance certificates,
2.2.6 the grant decision and the letters regarding the provision of the funds,
2.2.7 the audited construction documents that form the basis of the grant decision,
2.2.8 the calculation of the areas provided and of the capacity according to DIN 277 (only for structural engineering) and for residential structures the residential and usable area calculation according to DIN 283,
2.2.9 the construction logbook.
3 Proof of use
3.1 Template 1 is to serve as the basis for the proof of use, and template 2 is to serve as the basis for the interim proof. Because the itemization is to be provided by the construction invoice (number 2), the submission of the ledgers and supporting vouchers is waived, deviating from number 6.5 of the ANBest-P [General Auxiliary Conditions for Grants for the Promotion of Projects]. The construction invoice is to be kept ready for audit; only the calculations according to 2.2.8 are to be attached to the proof of use.
3.2 If individual proofs of use are provided for parts of an entire property, then a summarized proof of use according to template 1 is to be provided after completion of the entire property.
GE00004/valid after October 19, 2000

NOTES ON THE DISBURSEMENT
Joint commission “Improvement of the Regional Economic Structure”
Support for the commercial economy
The “Funds Release” form is to be submitted for the release of funds.
After inspecting the invoice documents that provide no cause for misgivings (due to project irregularity*, for example), the auditor/tax consultant is to provide confirmation of this on the “Funds Release” form, and
– that the necessary release prerequisites exist and
– the requested amount is used for subsidized investments for the repayment of financing already provided.
The audit of the supporting vouchers for expenditure items that affect cash balances must be carried out in full. A random selection of supporting vouchers is not permitted and will not be accepted.
The disbursement will be provided by means of release in installments.
The requested funds are specified on the “Funds Release” form. For investments already made, a maximum amount is disbursed, which corresponds to the subsidy rate according to the grant decision.
The disbursement amount is rounded to 100’s of Euros.
The disbursement of the remaining amount of 5 % of the total grant amount takes place only after submission of an auditable proof of use.
The grant can only be paid out after the decision has become legally valid after the expiration of the right to appeal period.
You can bring about the early legal validity of the grant decision and thus accelerate the disbursement if you declare on the confirmation receipt that you waive the right to an appeal.

*	for example, inappropriate use
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NOTES ON THE AUDIT OF DISBURSEMENT PREREQUISITES
Joint commission “Improvement of the Regional Economic Structure”
Subsidy for the commercial economy
1	Conformity of the realized/planned investments according to the grant decision (list of investment goods) with the investments requested for the disbursement

The audit of the supporting vouchers for expenses that affect cash balances must be carried out in full. A random selection of supporting vouchers is not permitted and will not be accepted.

2	Audit of the eligibility of the investments to be subsidized

2.1	The following cannot be subsidized:
-	in principle, the investments designated in the grant decision as not eligible for subsidy in the grant decision,

-	expenses for the acquisition of the realty property for applications made up until and including March 31, 1999, as well as after May 13, 2004 (receipt via mail at the InvestitionsBank des Landes Brandenburg [Investment Bank of the State of Brandenburg] is applicable here),

-	building acquisition from the trust institution or its successor organizations for applications made up until and including September 7, 2003,

-	vehicles of all types that are authorized for street use, and that serve primarily for transport (for example, commercial motor vehicles, personal motor vehicles — an exception here are mere self-propelled machines (can be established on the basis of the motor vehicle logbook), aircraft, ships,

-	used assets (exception: acquisition of a closed operational site/of an operational site threatened with closure, or for companies being founded, the acquisition of assets not already requested earlier (for applications made up to an including March 31, 1999, only the acquisition of buildings), if they were not acquired from companies with a commercial, legal or personal association),

-	acquisition of intangible assets (software, patents, licenses) from associated companies,

-	assets of low value (to the extent that no capitalization in the tax balance sheet takes place),

-	work materials, consumable goods, basic equipment goods, etc.

-	investments that serve for replacement acquisition,

-	financing expenses.
2.2	The investments must be made in the investment period established in the grant decision. The provisions of the respectively applicable framework plan are to be adhered to at the commencement of an investment project. The following applies in principle: the commencement of an investment project is the commencement of the first investment (entering into contracts for delivery and services, issue of orders).

2.3	For construction projects, planning, soil testing and land acquisition are not considered the commencement of the project.

2.4	Only expenditure items of the recipient of the grant that are capitalized in the tangible fixed assets of the tax balance sheet are subsidized (net amounts, deduction of discounts, rebates, etc). At the same time, both the granted as well as the claimed discounts and rebates are in each case to be deducted.

2.5	Only assets used exclusively for the company’s own commercial purposes are subsidized. Investments that are designated for rental/lease cannot be subsidized.

3	Determination of the disbursement amount

Investments that can be subsidized (determination see under points 1 and 2) x subsidy rate according the grant decision = disbursement amount
The relevant administrator is at your disposal for any questions you may have!

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